Exhibit 10.1

SERVICES AGREEMENT

This Agreement is entered into March 31, 2016 between Signature Analytics San Diego LLC (“SA”) and MediciNova, Inc. (“Client”).

1. Services. During the term of this Agreement, SA will provide financial and accounting services as agreed from time to time by Client and SA (“Services”). The Services shall initially include Service by Ryan Selhorn, SA’s employee, as Chief Financial Officer of Client and service by another employee of SA reasonably acceptable to Client as Client’s Controller. All such Services shall be performed by SA and its agents in conformity with the highest professional and ethical standards generally accepted as applicable to such Services. The initial term of this Agreement will be from the date hereof until March 31, 2017 with automatic annual renewals thereafter. However, Client or SA may terminate this Agreement at any time upon delivery of termination notice. Any notices under this Agreement may be delivered by hand, email, U.S. mail or courier. SA will hire, fire and control its Service Providers, and will report and pay all of their applicable income tax withholdings, disability, unemployment, workers’ compensation, employee benefits, and similar items.

2. Fees. Client will pay fees to SA in the amounts and on the terms stated below.

Service Providers	Pre-paid Rate	Rate Net 20
CFO	$225-$275/hr	$250-305/hr
Controller	$140-$195/hr	$155-220/hr
Accounting Manager	$120-$135/hr	$135-150/hr
Senior Accountant	$100-$110/hr	$110-125/hr
Staff Accountant	$65-$85/hr	$75-95/hr

To be eligible for the Pre-Payment Rate, Client must provide a credit card to be charged approximately the 5th of each month. A minimum of $10,000 will be charged each month as a Pre-Payment for the current month’s services plus any amount due for the work performed the previous month greater than the Pre-Payment amount. Invoices will be delivered on approximately the 1st of each month. A 3% processing fee will be added for credit card charges.    Delinquent payments past the 30 day period will be subject to a 10% per annum late fee and Client will be responsible to pay any collection or related legal expenses. SA may change pricing upon delivery of notice to Client.

3. Nondisclosure. SA will not transfer, use, publish or disclose Client’s financial data and records (“Confidential Information”) except for the purposes of this Agreement. These restrictions will not apply to information that: (a) is already known by SA at the time of receipt; (b) becomes publicly known through no wrongful act of SA; (c) is rightfully received from a third party without obligation of confidentiality; or (d) is required to be disclosed by applicable law.

4. Placement. During the term of this Agreement and for 6 months thereafter, if Client directly or indirectly hires any Service Provider assigned to Client, either as a full-time or part-time employee or independent contractor, it is agreed Client will pay SA the following placement fee(s): CFO $85,000; Controller $60,000; Accounting Manager $40,000; Senior Accountant $25,000; and Staff Accountant $20,000. Client acknowledges that if Client hires any of the Service Providers: (a) SA invested substantial time and money to locate, hire and train its Service Providers, and SA will be required to do so again, (b) each of SA’s Service Providers perform similar, concurrent services for multiple SA clients, so SA will be required to cover its other clients, and (c) the unique nature of SA’s business model creates additional risks and costs. Therefore, Client and SA agree these fees accurately reflect the reasonable value of SA’s time, costs and other financial considerations.

5. Limiting Conditions. All Services will be subject to the following conditions: (a) all statements, communications, results, reviews, reports and other deliverables provided by SA (the “SA Reports”) will be provided for the use of Client with respect to Client’s disclosure and reporting obligations under The Securities Act of 1933 and The Securities Exchange Act of 1934, in each case as amended (the “Acts”), the rules and regulations promulgated under the Acts and Client’s obligations as the issuer of securities listed on one or more stock exchanges; and (b) SA has not been engaged to express an opinion as independent auditor regarding Client’s financial statements.

6. Limits on Liability; Indemnification. (a) SA WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT. ADDITIONALLY, SA’s LIABILITY RELATING IN ANY WAY TO THIS AGREEMENT WILL NOT EXCEED THE FEES ACTUALLY PAID TO SA BY CLIENT DURING THE 6-MONTH PERIOD IMMEDIATELY PRECEDING THE DISPUTE. (IF FEES HAVE BEEN PAID FOR LESS THAN 6 MONTHS, THEN THE AVERAGE MONTHLY FEES ACTUALLY PAID FOR EACH FULL CALENDAR MONTH WILL BE MULTIPLIED BY 6 TO CALCULATE THE MAXIMUM LIABILITY.) THESE LIMITATIONS APPLY REGARDLESS OF WHETHER THE CLAIM IS MADE IN CONTRACT, TORT OR OTHERWISE, OR THE PARTY HAS BEEN ADVISED THAT SUCH DAMAGES MAY ARISE. (b) Client is concurrently herewith entering into an Indemnity Agreement (the “Indemnity Agreement”) with Ryan Selhorn, who will serve as Client’s chief financial officer in connection with the Services to be provided by SA hereunder. Client shall indemnify and otherwise provide benefits to SA and each of its officers, directors, managers, members, employees, agents, affiliates, successors and assigns (collectively, the “SA Indemnitees”) to the same extent as if each such SA Indemnitee was the “Indemnitee” under the Indemnity Agreement and such SA Indemnitee qualified as an “agent” of Client under the Indemnity Agreement.

7. Other Provisions. This Agreement (a) does not create any partnership or joint venture or relationship; (b) together with the Indemnity Agreement, embodies the entire understanding between the parties pertaining to its subject matter, and any modifications must be in writing with signatures of both parties; (c) cannot be waived by failure to enforce any provision except in writing; (d) may be signed in counterparts including facsimiles, each of which will be valid as originals; (e) will be construed as severable, so the invalidity or unenforceability of any provision will not affect any other provisions of this Agreement; (f) is governed by California law excluding its conflict of laws provisions, and all legal proceedings will be subject to the exclusive jurisdiction of the state or federal courts located in San Diego County, California; (g) is signed by the persons below with the full power and authority of the respective parties. The obligation to pay fees and late fees, and Sections 3, 4, 5, 6 and 7 will survive any termination of this Agreement.

Signature Analytics San Diego LLC		MediciNova, Inc.

By:	/s/ Jason J. Kruger	By:	/s/ Yuichi Iwaki
Name & Title: Jason J. Kruger, President		Name & Title: Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer